Exhibit 10.05

RATE AGREEMENT

THIS RATE AGREEMENT (this “Agreement”) is entered into by and between the City of El Paso (the “City”) and El Paso Electric Company, a Texas corporation (the “Company”) effective for all purposes as of July 1, 2005 (the “Effective Date”).

RECITALS:

WHEREAS, on July 27, 1995, the Company, the City and others entered into a Stipulation and Settlement Agreement (the “1995 Stipulation”) in Docket No. 12700, Application of El Paso Electric Company for Authority to Change Rates and for Approval of Reacquisition of Palo Verde Leased Assets;

WHEREAS, on August 30, 1995, the Public Utility Commission of Texas (“the Commission”) issued an Agreed Order approving the terms of the 1995 Stipulation;

WHEREAS, the 1995 Rate Freeze:

•	gave the Company and its customers ten (10) years of rate stability and predictability;

•	allowed the Company to reduce the cost of fuel to its customers by over Eighty Eight Million Dollars ($88,000,000) due to the sharing of profits from off-system sales;

•	led to the voluntary reduction of the Company’s base rates by about Fifteen Million Four Hundred Thousand Dollars ($15,400,000) per year, for a total reduction of approximately One Hundred Million Dollars ($100,000,000) in rates paid by its customers since 1999;

•	restored the financial health of the Company, as evidenced by its investment-grade credit rating;

•	enhanced the Company’s ability to support local civic and charitable programs;

•	allowed the Company to invest over Four Hundred Sixty Million Dollars ($460,000,000) in infrastructure, resulting in a high level of reliability and customer service; and

•	substantially reduced the need for long and costly regulatory proceedings;

WHEREAS, on March 22, 1999, the Company, the City and others entered into a “Stipulation Resolving All Issues Related to Fuel Reconciliation and Certain Voluntary Base Rate Reductions and Refunds” (“1999 Stipulation”) in Docket No. 20450, Application of El Paso Electric Company to Reconcile Fuel and Fuel-related Revenues and Implement Certain Voluntary Base Rate Reductions and Refunds, which led to the previously noted Fifteen Million Four Hundred Thousand Dollars ($15,400,000) base rate reduction;

WHEREAS, the Commission approved the 1999 Stipulation on June 8, 1999;

WHEREAS, on June 22, 2004, the El Paso City Council approved a resolution supporting a delay of retail competition for the Company;

WHEREAS, on July 27, 2004, the El Paso City Council decided not to exercise the option to purchase contained in Section 13 of the Company’s Franchise Ordinance No. 012539;

WHEREAS, by order dated October 18, 2004 in Project No. 28971, PUC Evaluation of the Readiness of the El Paso Area for Retail Competition in Electricity, the Commission determined that the power region in which the Company is located is unable at this time to offer fair competition and reliable service to all its Texas retail customer classes;

WHEREAS, the Signatories recognize the desirability of continuing the mutual benefits of the 1995 and 1999 Stipulations, including:

•	future rate stability;

•	fair cost-based rates;

•	reduced fuel costs with the sharing of profits from off-system sales;

•	continued improvement in the Company’s financial health;

•	expanded participation by the Company in local civic and charitable activities;

•	additional investment by the Company in its delivery systems so that it can maintain a high quality of service;

•	replacement of old local generation with new, more efficient facilities;

•	the opportunity to work together for the betterment of the community;

•	recognition of the inevitable interdependence that exists between the economic health of the community and one of its largest companies; and

•	coordination with El Paso Water Utilities to improve water conservation efforts in the City;

WHEREAS, it is in the public interest to provide for cost-based rates which permit the Company a reasonable opportunity to earn a reasonable return on the Company’s invested capital used and useful in providing service to the public in excess of the Company’s reasonable and necessary operating expenses; and

WHEREAS, resolution on a stipulated basis of the matters set forth herein would conserve resources, avoid the uncertainties inherent in future litigation, and reduce rate case expenses now and in the future.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties (the “Signatories”) to this Agreement, through their undersigned authorized representatives, stipulate and agree as follows:

1.	(a)	Subject to the terms of this Agreement, and notwithstanding any language to the contrary in the present or any future franchise agreement between the Company and the City, the Company’s existing Texas base rates will remain in effect for five (5) years (the “New Rate Freeze”) starting July 1, 2005 and ending June 30, 2010 (the “New Freeze Period”) except for customers taking service under the following tariffs: rate classes 15, 26, 27, 29, 30, 31 and 38 (the “Exempt Classes”) as to which this New Rate Freeze does not apply and for whom rates may be decreased or increased in accordance with applicable contracts and law during the New Freeze Period. Ninety (90) days prior to June 30, 2010 or ninety (90) days prior to the expiration of a subsequently agreed upon freeze period, the Company, if it desires to extend this Agreement, shall give notice of its intent to extend for an additional five (5)-year period. Unless approved in writing by the City on or before the expiration date, this Agreement shall expire automatically without further action by the Company or City. Except for the Exempt Classes, the Company agrees during the New Freeze Period not to increase base rates for any reason save and except for an event of Force Majeure (as defined in Paragraph 1(c) hereof) or as provided in Paragraphs 1(d)(i),(ii) and (iii). If it has not otherwise expired, the New Freeze Period will end upon the commencement of retail competition in the Company’s Texas service area for all rate classes subject to the New Rate Freeze.

	(b)	During the New Freeze Period, and to the extent consistent with the freeze level, the Company may make filings that: (i) modify tariffs, riders and terms and conditions while not increasing Texas retail base rate revenues for any customer class subject to the rate freeze; provided, however, for any customer class subject to the rate freeze such modifications may neither exclude customers currently on the rate schedule nor force a customer to be moved to another rate class, (ii) add or modify tariffs, riders, and terms and conditions to address competitive conditions or secure additional load or (iii) change fixed fuel factors or otherwise provide for the recovery of fuel costs and the disposition of fuel over-recoveries and under-recoveries. Miscellaneous tariff filings, such as for incentive and load retention rates or special services, are not subject to the rate freeze, so long as there is no increase to the Texas retail tariffs charged any rate class subject to the rate freeze. Nothing in this Paragraph shall be construed as a predetermination of the appropriate ratemaking treatment of any such changes.

(c)	Except as otherwise provided in Paragraphs 1(d)(i), (ii) and (iii), neither the Company nor any successor in interest or assignee may request from its Texas regulatory authorities an increase in base rates above the freeze level with an effective date prior to the expiration of the New Freeze Period, except to address an event of Force Majeure. The term “Force Majeure” as used in this Agreement shall be limited to the effect of a natural disaster, act of war or act of God. The Company agrees to bind its successors or assignees to the terms of this Agreement.

(d)	(i) Subject to the provisions of Paragraph 1(f), the Signatories agree that if, during the New Freeze Period, the fuel factor or fuel reconciliation process should be changed or eliminated in Texas, they will implement the fuel cost recovery mechanism as authorized by law or rule. In the absence of such a law or rule, the Signatories will devise a mechanism to allow the Company to recover reasonable and necessary fuel costs that it would otherwise have been allowed to recover through the fuel factor or fuel reconciliation process.

(ii) The Signatories recognize that the Federal Energy Regulatory Commission (“FERC”), or other regulatory authority with jurisdiction may require the unbundling of utility services by utilities subject to its jurisdiction, including the Company. The components of the rates to the Company’s customers covered by this Agreement will be set at levels which will collect neither more nor less than the base rates established pursuant to this Agreement notwithstanding the unbundling.

(iii) If, for any year during the New Freeze Period, the Company’s return on equity (defined as the Company’s net income before discontinued operations, extraordinary items, and cumulative effects of a change in accounting principle, divided by average common stock equity adjusted in that year for discontinued operations, extraordinary items and cumulative effects of a change in accounting principle, as reported in the Company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (“SEC”)) shall fall within the agreed Deadband defined herein, then no Signatory to this Agreement may request a change in base rates. Average common stock equity shall mean the beginning and ending balance divided by two. Adjustments for discontinued operations, extraordinary items and cumulative effects of a change in accounting principles shall not be carried over into the following year’s common equity balance, but rather the beginning balance will reflect the Generally Accepted Accounting Principles value as reflected on the balance sheet. If, during the New Freeze Period, the Company’s return on equity falls outside the agreed Deadband, the Signatories’ sole remedies are those set out in the remainder of this subsection. If during the New Freeze Period, the Company’s return on equity shall fall below the floor of the Deadband, and is calculated to remain below the floor, the Company may file for a rate increase. If, during the New Freeze Period, the Company’s annual return on equity shall exceed the ceiling of the Deadband, the Company shall return to the City or ratepayers as directed by the City Council fifty percent (50%) of the City-jurisdictional (calculated by taking the ratio of the Company’s gross revenues within the City of El Paso to the Company’s total gross revenues) pre-tax return above the ceiling in the form of an additional franchise fee payment for that year (the “Supplemental Franchise Fee”). The Supplemental Franchise Fee payment shall be made no later than forty-five (45) days after the filing of the Company’s SEC Form 10-K Annual Report with the SEC. The Company shall continue to calculate and pay a Supplemental Franchise Fee for each year of the New Freeze Period that the Company’s return on equity exceeds the Deadband ceiling. Payments that accrue from New Freeze Period years of less than twelve (12) months shall be prorated. Any change to the Supplemental Franchise Fee resulting from amendments to the SEC Form 10-K will be passed through or collected from the City, as appropriate.

(iv) The “Deadband” referred to above shall be calculated annually at the time of filing of the Company’s SEC Form 10-K. The midpoint of the Deadband shall be defined as four hundred (400) basis points above the 12-month Moody’s Public Utility Bond Yield average for utilities of comparable credit quality during the Supplemental Franchise Fee payment period. The ceiling of the Deadband will then be calculated as two hundred (200) basis points above the midpoint and the floor as two hundred (200) basis points below the midpoint.

(e)	(i) Subject to Paragraphs 1(e)(iii) and 1(f), the Signatories agree not to seek to institute or institute on their own motion during the New Freeze Period an inquiry into the reasonableness of the Company’s rates. If a complaint is filed with the Commission or any other Texas regulatory authority requesting an inquiry into the reasonableness of the Company’s rates, and the Commission or any other regulatory authority institutes such an inquiry, the Signatories commit to support the provisions of this Agreement. In the course of any such proceeding, the Company shall be entitled to defend against a rate reduction in any manner it deems appropriate and recovery of its rate case expenses shall not be a violation of this Agreement. Without limiting the right of any Signatory to enforce this Agreement, including the right to seek extraordinary relief, the City agrees to forego the recovery of its rate case expenses if it initiates a proceeding to reduce the Company’s base rates. If the Company’s response to a request to reduce rates is to maintain the frozen rates under this Agreement, the City agrees to support the Company in maintaining the existing rate level. In such case, the Company shall reimburse the City its reasonable expenses. If in such a proceeding the Company seeks to raise the rate level, then the City may support a rate reduction and the Company shall reimburse the City for its reasonable expenses.

(ii) All Signatories understand and agree that the current level of base rates reflected in the Company’s approved tariffs and adopted in this Agreement is designed to fully recover the Company’s cost of service during the New Freeze

Period, and that during the New Freeze Period the Company’s base rates for rate classes subject to the freeze will not be changed except as provided by the terms of this Agreement. The Company has given valuable consideration, and assumed substantial business risks, in exchange for the expectation hereunder that its base rates for rate classes subject to the freeze will not be reduced during the New Freeze Period.

(iii) During the first twelve (12) months of this Agreement, the City may select one of the “Big Four” Accounting Firms not being used by the Company to determine whether the Company’s operating expenses are within a reasonable range as compared to the utility industry. If said operating expenses are deemed reasonable, then this Agreement shall continue in full force and effect. If said operating expenses are deemed unreasonable, then the Company and the City will agree on a remedy, or this Agreement will expire at the end of the twelve (12) month period. The Company agrees to reimburse all expenses incurred by the City in connection with this evaluation. If this Agreement terminates pursuant to this paragraph, either party is free to exercise its rights under the Public Utility Regulatory Act. During any proceeding, the parties agree that the rates and fuel treatment will remain in effect until changed pursuant to a PUCT order.

(f)	During the New Freeze Period the Company and its customers in Texas will be protected from the effects of transactions that shift costs between base rates and fuel or to other rates not subject to the freeze. During the New Freeze Period, the only costs that may be recovered from Texas ratepayers other than through base rates are those costs recovered as reconcilable fuel costs according to the Commission’s substantive rules in effect on July 1, 1995 (as applied to the Company) and in this Agreement. The recovery of any other costs through the fuel factor, any other special factor, or surcharge shall be considered a shift in costs between base rates and fuel. If any Signatory believes that the Company has engaged in a transaction that is inconsistent with the foregoing intent, such Signatory shall provide notice to the Company of the alleged violation of this Paragraph. If the Company does not cure the alleged violation within thirty (30) days of the receipt of such notice, a Signatory may initiate a complaint with the appropriate regulatory authority to recover any and all additional costs charged or to be charged to customers on account of the violation. The Signatories agree that the Company’s regulatory authorities have primary jurisdiction over such matters and that the appropriate forum for such a determination is a proceeding at the appropriate regulatory authority, subject to appeal, including as allowed by law de novo appeal to the Commission, for the limited purpose of adjusting the fuel factor, fuel balance and/or reducing base rates by the amount so shifted. If the regulatory authority does not have jurisdiction, the parties agree that venue lies in the state district court in El Paso County, Texas.

(g)	In the event the Company sells, transfers, leases or assigns any Texas jurisdictional operating asset for a value of Thirty Million Dollars ($30,000,000) or more during the New Freeze Period, unless the City and Company otherwise agree, the Texas jurisdictional share of the net after-tax gain on such sale shall be paid to ratepayers as a credit to the base rates over what would have been the remaining life of the asset. Ratepayers will be credited with a “return” on the unamortized portion of such gain based on the Company’s last calculated midpoint of the Deadband. This provision does not apply to a sale, transfer, lease or assignment to a wholly-owned subsidiary of the Company or any of its subsidiaries or to a governmental entity, so long as the asset remains dedicated to public service in the El Paso service area. It also does not apply to any sale, transfer, lease or assignment required by statute or regulatory authority order, so long as the asset remains dedicated to public service.

2.	The Signatories hereby establish a refrigerated air conditioning rate rider to be effective upon satisfaction of Paragraph 6 below for the purpose of water conservation (Attachment A).

3.	The Company agrees to review rate schedules 2 (small commercial service) and 24 (general service) as they apply to small commercial customers and develop, by October 31, 2005, a rate rider that, through rate design, more effectively transitions small commercial customers from the two rate classes.

4.	The Company agrees, subject to any and all required governmental approvals, to build or have built its next generation facility within the city limits of El Paso. The Signatories agree to file a letter or brief supporting the requests for such approvals and agree that such new generation will be used and useful in serving the Company’s customers and will be included in the Company’s rate base at its original cost. The City’s reasonable expenses in filing such letter or brief will be reimbursed by the Company. Any additional support or participation by any Signatory will be the result of mutual agreement. No post-commercial operation date costs will be deferred during Rate Freeze Period.

5.	The performance standards currently in effect for the Company with respect to Palo Verde will be used as the mechanism for any future assessments of Palo Verde Unit 1, 2 and 3 operations and performance. Any penalties or rewards accruing under the performance standards will be incorporated in the Company’s fuel reconciliation proceedings during the New Freeze Period. Further, during the New Freeze Period, the Company’s base rates will not be reduced below the freeze level on account of Palo Verde performance or operations, unless the capacity factor, as measured on a station basis for any consecutive twenty-four (24) month period, shall fall below thirty-five percent (35%). In the event that the foregoing should occur, the Signatories shall be free to urge whatever rate base adjustment they believe is appropriate.

6.	The revenues from the Company’s providing wheeling service and from margins on off-system sales (other than those off-system sales allocated a full slice of system costs) made by the Company, its affiliates or subsidiaries, will be divided as follows during the New Freeze Period: The Company shall retain seventy-five percent (75%) of the margins and wheeling revenues and the ratepayers shall be credited with the remaining twenty-five percent (25%) of the margins and wheeling revenues. Margins shall mean revenues from any capacity, demand or non-fuel energy charge included in an off-system sale of electricity net of any charges such as wheeling charges or capacity purchases incurred by the Company in connection with making the off-system sale.

The mechanism for sharing margins and wheeling revenues will be in the fuel factor and fuel reconciliation process. If, during the course of the New Freeze Period or any time prior to a reconciliation of margins through the end of the New Freeze Period, the fuel factor or fuel reconciliation process should be eliminated, the Company agrees to devise a mechanism to reduce rates by the appropriate customer share of such margins.

The Signatories agree to use their best efforts to obtain Commission approval of the margin sharing mechanism. If the Commission fails to approve the margin sharing percentage or mechanism, the Signatories agree to negotiate in good faith to achieve a resolution similar in economic impact on all Signatories.

7.	The Signatories agree that the amounts of decommissioning expense in the Company’s cost of service are described in a schedule attached hereto as Attachment B. Such amounts shall be adjusted in any future rate proceeding or earnings monitoring report as necessary to reflect the cost estimate of the most recent official decommissioning study prepared for the Palo Verde participants and to enable the Company to secure an exemption pursuant to § 468A of the Internal Revenue Code of 1986, as amended, from federal income tax liability in connection with its nuclear decommissioning trust. The Company agrees to fund such amounts pursuant to its contractual obligations under the Arizona Nuclear Power Project Participation Agreement. Such decommissioning expense shall be recognized as a reasonable and necessary expense in any rate proceeding or earnings monitoring report initiated during the New Freeze Period and, during such period, no Signatory shall contest the inclusion of such amounts in the Company’s cost of service. During the New Freeze Period, the Signatories’ intent is to fully support the Company’s decommissioning expense and decommissioning funds such that the required contributions are tax deductible to the full extent allowed by law and the decommissioning funds are as adequately funded as they would have been had rates not been frozen. However, the Company agrees that as a result of this New Rate Freeze, the ratepayers shall be in no worse position than they would have been had rates not been frozen. At the conclusion of the New Freeze Period, any remaining costs associated with nuclear decommissioning obligations continue to be subject to cost of service rate regulation and shall be included either as an allowable expense in cost of service, or, in the event of retail competition, as a nonbypassable charge to retail customers.

8.	During the New Freeze Period, the Company commits to spend an annual amount equal to at least three tenths percent (0.3%) of the Company’s City-jurisdictional gross revenues for charitable, civic or economic development purposes within the City.

9.	The Company will make filings during and after the New Freeze Period to reconcile its fuel and purchased power costs incurred during the New Freeze Period in accordance with the Public Utility Regulatory Act (“PURA”) and Commission rules and procedures, subject to Paragraph 6 above.

10.	In consideration of the rate freeze and other conditions of this Agreement, the Company agrees that it is not entitled to recover, and further agrees that it will not request recovery of, any expenditures for transmission infrastructure improvements or changes in wholesale transmission charges incurred during the term of this Agreement or any extension thereof to which Texas Utilities Code Sec. 36.209 (HB 989 signed June 18, 2005) would apply. Any costs to which Section 36.209 would apply are deemed recovered by other portions of this Agreement.

11.	If the City Council does not grant the Company a franchise in substantially the same form as the draft Franchise Ordinance attached hereto as Attachment C within forty-five (45) days of the Effective Date, or if the Company shall not accept the franchise then the Company and the City may declare this Agreement null and void. If a new franchise is granted, it will become effective upon the expiration of the current franchise.

12.	This Agreement is the result of an extended and highly complex course of negotiations among the Signatories. The entire Agreement should be viewed as a unitary, whole agreement, and not separate agreements on discrete issues. The resolution of each issue is interrelated to the resolution of all other issues. The Signatories understand and agree that each term of this Agreement is in consideration and support of every other term. As a result, the Agreement is indivisible because of the comprehensive nature of the compromises made.

13.	This Agreement represents a fair, just and reasonable solution to the issues being resolved. Moreover, this Agreement will serve the purpose of moderating the rates of the Company in the Texas jurisdiction during the New Freeze Period and ensuring that the rates are designed to recover the Company’s Texas jurisdictional revenue requirements over the entirety of the New Freeze Period. By entering into this Agreement, none of the Signatories shall be deemed to have approved or acquiesced in any ratemaking principle, valuation methodology, method of cost-of-service determination, method of revenue calculation, or cost allocation or rate design principle underlying any of the provisions and agreements contained herein. It is the result of a unique fact situation, and its resolution is specific to the circumstances presented. This Agreement shall not prejudice, bind, or affect any Signatory, or be viewed as an admission, except to the extent necessary to give effect to or enforce the terms of this Agreement or unless otherwise specifically stated herein.

14.	The Signatories agree that they will use their best efforts to obtain expeditious implementation of this Agreement. This Agreement assumes the legality of the treatments and methodologies set out herein. Should any such treatment or methodology be rejected or declared illegal by either the Commission or a court, any Signatory shall have the right to withdraw from this Agreement; however, the Signatories agree to negotiate in good faith to substitute a treatment or methodology with the same economic effect as that rejected or declared illegal.

15.	The Signatories recognize that the Company will be free to engage in a merger or other business combination with a third party. In the event of a merger, the Signatories retain all the rights provided in this Agreement, as well as their rights as a party in a proceeding pursuant to PURA § 14.101, and their right to pursue a reduction in rates below the freeze level; provided however, that the right to pursue a reduction in rates shall be limited to urging rate reductions based on post-merger synergy savings. Nothing in this Paragraph shall be construed as a pre-determination of the appropriate ratemaking treatment of any such synergy-based reductions in cost.

16.	Where this Stipulation requires a Signatory to “participate,” “support” or “urge” regulatory or judicial action, and where the Signatory is not a governmental body or agency, then such obligation shall be limited to no more than reasonable efforts involving minimal expense.

17.	Unless the context otherwise indicates, references to ratemaking items including, but not limited to, rate base, expense, margin and gain, shall mean the Texas jurisdictional share of such items.

18.	Each person executing this Agreement represents that (s)he is authorized to sign this Agreement on behalf of the party represented. Facsimile copies of signatures are valid for purposes of evidencing this Agreement. This Agreement may be executed in multiple counterparts.

EXECUTED this 12th day of July, 2005.

CITY OF EL PASO		EL PASO ELECTRIC COMPANY

By:	/s/ John F. Cook	By:	/s/ Gary R. Hedrick
Name:	John F. Cook	Name:	Gary R. Hedrick
Title:	Mayor	Title:	President and Chief Executive Officer

APPROVED AS TO CONTENT:

By:	/s/ William F. Studer, Jr.
Name:	William F. Studer, Jr.
Title:	Deputy City Manager Financial Services

APPROVED AS TO FORM:

By:	/s/ Jorge Villegas
Name:	Jorge Villegas
Title:	Assistant City Attorney

ATTACHMENT “A” TO THE

RATE AGREEMENT

(Air Cooling Rider)

EL PASO ELECTRIC COMPANY

SCHEDULE NO. 01

RESIDENTIAL SERVICE RATE

APPLICABILITY

This rate is applicable for all domestic purposes in single family residences or individually metered apartments. Service will be 120/240 volt, single phase, except that three-phase service may be provided for motors over 5 horsepower (HP) if economically feasible. Single or three-phase motors shall not exceed 10 HP individual capacity without the written approval of the Company.

TERRITORY

Texas Service Area

MONTHLY RATE

$4.50 Customer Charge plus

SUMMER BASE ENERGY RATE

$0.08027 per kilowatt-hour for all kilowatt-hours during the billing months of June through September.

NON-SUMMER BASE ENERGY RATE

$0.07527 per kilowatt-hour for all kilowatt-hours during the billing months of October through May.

ALTERNATE TIME-OF-USE RATE

This voluntary billing alternative will only be made available to residential customers. The residential customer must contract for this provision for a minimum of eighteen (18) months. The on-peak hours are 10:00 a.m. through 8:00 p.m., Mountain Standard Time, for weekdays of Monday through Friday. Off-peak hours are all other hours of the week not covered in the on-peak period plus weekends. This alternative is available only to the first 250 customers who sign up to take service under this alternative.

MONTHLY RATE

$6.00 Customer Charge plus

ON-PEAK BASE ENERGY RATE

$0.12517 for all on-peak KWH.

OFF-PEAK BASE ENERGY RATE

$0.04746 for all off-peak KWH.

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EL PASO ELECTRIC COMPANY

SCHEDULE NO. 01

RESIDENTIAL SERVICE RATE

MONTHLY MINIMUM

Customer Charge

OFF-PEAK WATER HEATING RIDER

For domestic electric water heating service (swimming pool water heating and water heating utilized for space heating excluded). The service shall be metered on a circuit which shall include only water heating elements and excluded all other service.

Periods of electric supply service may be scheduled to conform to off-peak conditions of the Company’s system, the Company reserving the right to change the off-peak periods of supply to meet the changing off-peak conditions of its system. The Company, at it options, will furnish and connect to the customer’s wiring and retain ownership of a time switch or suitable device to regulate the hours of use.

Service under this schedule shall be limited to water heaters of thirty (30) gallons or more capacity. All water heaters will be controlled by a thermostat and if two or more heating elements are used, the water heater will be wired so that only one element will operate at one time. The minimum wattage of all heating elements shall total not less than 3,000 watts. Service may be limited where customer has an abnormally large connected load, and is only available as a secondary service in conjunction with a main service.

MONTHLY RATE FOR OFF-PEAK WATER HEATING

$1.00 Customer Charge plus

$0.04401 per kilowatt-hour for all kilowatt-hours.

MONTHLY MINIMUM FOR OFF-PEAK WATER HEATING

Customer Charge

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EL PASO ELECTRIC COMPANY

SCHEDULE NO. 01

RESIDENTIAL SERVICE RATE

LOW INCOME RIDER

Upon qualification under the below defined criteria, the Customer Charge will not be applicable. All other charges (credits) and/or provisions of Schedule No. 01 will remain unchanged.

The Low Income Rider (“LIR”) is available to qualified residential customers who are identified by the Texas Department of Human Services (“TDHS”) client database as eligible to receive food stamps under the Federal Food Stamp Program. On a monthly basis, EPE will compare the names in its Texas customer database with those in TDHS’s client database. All matching customers will automatically be certified to receive the LIR. Once enrolled, customers will continue to receive the LIR until the date on which TDHS annually purges its client database. At that time, all customers who remain eligible to receive food stamps under the Federal Food Stamp Program will automatically be re-enrolled to receive the LIR for another year.

QUALIFIED WATER CONSERVATION AIR COOLING RIDER

Service under this Rider shall be available only to residential customers taking electric service within the City limits of El Paso. Residential customers qualify for service under this Rider by meeting either of the following requirements: 1) the customer has previously installed a refrigerative air cooling system meeting the requirements of the El Paso Water Utilities and El Paso Electric Company Joint Water Conservation Initiative Refrigerated Air Conditioning Program or 2), the customer has installed a refrigerative air cooling system after January 1, 2001 meeting or exceeding a Department of Energy (DOE) Seasonal Energy Efficiency Rating (SEER) factor of 12.

This Rate Rider is applicable only during the Company’s summer billing months of June through September.

WATER CONSERVATION AIR COOLING RIDER RATE

Kilowatt-hour consumption up to 1,000 kilowatt-hours will be billed at the SUMMER BASE ENERGY RATE OF $0.08027 per kilowatt-hour. All kilowatt-hours above 1,000 kilowatt-hours will be billed at $0.07527 per kilowatt-hour during the billing months of June through September.

FIXED FUEL FACTOR

The above rates are subject to the provisions of Company’s Tariff Schedule No. 98 entitled Fixed Fuel Factor.

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EL PASO ELECTRIC COMPANY

SCHEDULE NO. 01

RESIDENTIAL SERVICE RATE

TERMS OF PAYMENT

The due date of the bill for utility service shall not be less than sixteen (16) days after issuance. A bill becomes delinquent if not received at the Company by the due date.

TERMS AND CONDITIONS

The Company’s Rules and Regulations apply to service under this schedule.

APPLICATION OF RESIDENTIAL SERVICE RATE

This rate is available only under the following conditions:

1.	For a single household or single family for domestic purposes in individual private residences or individually metered apartments.

2.	For separately metered living quarters recognized as single-family living quarters for domestic home use.

3.	Service under this rate shall include home lighting and residential power for operation of household appliances.

4.	Single-phase motors for domestic use may not exceed 10 HP without the written approval of the Company. The use of all single-phase motors over 5 HP must be approved by the Company concerning the motor’s lock rotor amperes.

5.	If the three-phase service is supplied, sizes of motors and other loads will be subject to Company approval. Three-phase service is only available if it is existing at the location or economically feasible to bring to the location.

6.	Wiring may be extended from the residence circuit to private garages, barns and similar structures and/or wells which are located on the same property as the residence and used exclusively for domestic purposes in connection with the residence.

7	For residences where rooms are rented or meals served to boarders if this is incidental to the maintenance of a private residence.

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EL PASO ELECTRIC COMPANY

SCHEDULE NO. 01

RESIDENTIAL SERVICE RATE

This rate is not available under the following conditions:

1.	If a separate meter and service are provided to garages, barns and similar structures and/or wells even though their use may be in connection with the residence.

2.	When it is evident, both visually and/or electrically, that activity of a business or professional character is being conducted in the residence. Service to a combination residential and commercial establishment will be supplied under the appropriate commercial service rate, but the portion used as living quarters may be wired and metered separately and served on the Residential Service Rate.

3.	When service in the primary residence is resold or shared with one or more other family residences, i.e., a garage apartment or a separate living quarters connected to the main residence electric service, or a duplex with one meter. The additional residence or separate living quarters may be placed on the residential rate if local zoning ordinances permit such use and the additional residence is served and metered separately.

4.	When the customer operates devices which cause undue fluctuation of voltage. Service may be limited where the customer has an abnormally large connected load or kilowatt demand.

5.	For a recognized or accepted boarding or rooming house.

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ATTACHMENT “B” TO THE

RATE AGREEMENT

(Decommissioning Schedule)

Attachment B

El Paso Electric Company

Annual Decommissioning Funding Plan

Total Company Basis

Total Station

Year	Estimated Deposits	Estimated Income	Estimated Net Accumulation	Cash Outlays	Estimated Costs
2004			113,253,148		392,150,437
2005	6,168,907	8,703,932	128,125,986		412,904,943
2006	6,685,850	9,838,873	144,650,709		434,757,880
2007	6,950,651	11,091,325	162,692,684		457,767,381
2008	7,225,938	12,458,391	182,377,013		481,994,655
2009	7,893,456	13,960,036	204,230,505		507,504,154
2010	8,206,085	15,615,332	228,051,921		534,363,741
2011	8,531,094	17,419,253	254,002,268		562,644,867
2012	9,419,278	19,399,135	282,820,682		592,422,767
2013	9,792,338	21,580,908	314,193,929		623,776,660
2014	10,180,174	23,955,595	348,329,698		656,789,952
2015	11,415,973	26,561,846	386,307,516		691,550,468
2016	11,868,114	29,435,965	427,611,595		728,150,680
2017	12,338,162	32,561,214	472,510,970		766,687,953
2018	14,190,816	35,995,531	522,697,318		807,264,806
2019	14,752,857	39,792,601	577,242,775		849,989,182
2020	15,337,159	43,918,743	636,498,677		894,974,741
2021	18,577,418	48,473,130	703,549,226		942,341,154
2022	19,313,196	53,545,717	776,408,139		992,214,428
2023	20,078,114	59,056,770	855,543,023		1,044,727,237
2024	24,714,858	65,083,721	944,493,973	(847,629)	1,099,126,791
2025	17,567,078	71,519,641	1,031,813,818	(1,766,874)	1,155,437,538
2026	8,761,103	76,232,061	1,093,486,237	(23,320,745)	1,192,033,916
2027	2,243,965	76,662,413	1,094,652,568	(77,740,047)	1,173,267,717
2028	—	74,301,726	1,060,386,003	(108,568,291)	1,121,048,494
2029	—	67,314,645	960,670,936	(167,029,712)	1,004,510,090
2030	—	57,327,366	818,138,967	(199,859,335)	847,236,783
2031	—	44,118,104	629,624,941	(232,632,130)	647,132,518
2032	—	30,008,390	428,260,267	(196,895,997)	437,763,466
2033	—	19,795,448	282,507,777	(165,547,938)	286,622,496
2034	—	10,463,311	149,325,578	(109,975,814)	150,544,024
2035	—	4,310,701	61,519,522	(92,116,757)	61,519,522

Assumptions:

Date of Cost Study:	1992 TLG
Rate of Cost Escalation:	5.2925%
Rate of Earnings:	7.3310%

ATTACHMENT “C” TO THE

RATE AGREEMENT

(Proposed Franchise)

ORDINANCE NO.

AN ORDINANCE GRANTING A FRANCHISE

TO EL PASO ELECTRIC COMPANY

AND WAIVING APPLICATION PROCEDURES

BE IT ORDAINED BY THE CITY COUNCIL OF THE CITY OF EL PASO:

Section 1. Grant. There is hereby granted by the City of El Paso, Texas (the “City”) to El Paso Electric Company, a Texas corporation (the “Company”), its successors and assigns, for the term commencing August 2, 2005 and extending through July 31, 2030 (the “Franchise Term”), a franchise to construct, reconstruct, repair, maintain, use and operate in, over, or under the present and future streets, alleys, public ways, parks, and public places of the City of El Paso, facilities for the transmission and distribution of electrical energy and broadband over power line communications services (“BPL”) for the use of the City and the inhabitants thereof and properties therein, with all usual and customary appurtenances for such transmission and distribution (this “Franchise”). Provided, this Franchise does not include places where the City’s authority to permit such installations is or hereafter may be withdrawn by the State, or where the Texas Department of Transportation or other State agency constructs or maintains such public facility or place and lawfully excludes the authority of the City to permit such public utility and BPL installations therein.

Section 2. Required Construction. Prior to July 31, 2012, the Company will initiate physical construction of its next generation plant, a base load or intermediate load generation plant within the city limits of the City of El Paso and shall complete said construction by July 31, 2017. If the Company does not initiate or complete the required construction by the dates set

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forth above, this Franchise shall terminate two (2) years after the unmet deadline. The generation plant shall not be powered from uranium fuel.

Section 3. Police Power. Work done in connection with the construction, repair, maintenance and operation of such facilities is subject to the continuing police power of the City; and the Company shall comply with all present and future laws, ordinances and regulations, including the Texas Accessibility Standards as adopted by the Texas Department of Licensing and Regulation, except such as conflict with any provision hereof lawfully surrendering the City’s authority.

The City shall have power at any time to require the Company to remove and abate, at the Company’s expense, any installation or structure that is dangerous to life or property, and in case the Company, after notice, fails or refuses to act, the City shall have the power to remove or abate the same at the expense of the Company, all without compensation or liability for damages to the Company.

The City shall have the power at any time to require the Company to change the route and position of its poles, lines, conduits or other construction at the Company’s expense when the El Paso City Council (the “City Council”) shall find, by resolution, that such change is necessary in the closing, opening or relocating of streets or alleys, or water or sewer lines, the changing of grade of streets or alleys, the construction and maintenance of parks and public improvements, the construction of private buildings, the construction or use of driveways, and under other conditions which the City Council shall find necessary under the lawful exercise of its police power. Provided, however, the Company shall be entitled to be paid for its costs and expense of any relocation, raising or lowering of its wires or cables required by the City if such expenses or costs are reimbursable or payable to the Company or to the City by the State of Texas, the United States, or any agency or subdivision of either whether directly or indirectly. The City shall not

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be liable to the Company for any damages to poles, lines, conduits or other construction occurring in the change of the grade of streets, alleys or public places after notice to the Company has been provided. The City shall use its best reasonable efforts to consult and confer with the Company before requiring any such relocation or raising or lowering of its lines or cables, with a view to accomplishing the result reasonably and economically.

The Company shall promptly restore to as good condition as before working thereon, and to the reasonable satisfaction of the City, all streets excavated by it. The Company shall never tear up, bore nor excavate any pavement or street at any time without first obtaining permission of the City, but such permission shall be given if such action is necessary, reasonable and in accordance with this Franchise.

Section 4. Underground Conduits. The Company may be required by the City Council to place its wires and cables in underground conduits within the fire limits herein described and such fire limits as may hereafter be established. No poles, except distribution poles for drop or distribution wires, shall be set for carrying wires or cables within the present fire limits, except by express consent of the City Council or by consent of the City Manager which he may give to facilitate rendition of service immediately upon unforeseen damage to the system, or upon other emergency. The present fire limits for the purposes of this Franchise are bounded by the south side of Main Drive, the west side of Campbell Street, the north side of Overland Avenue, and the east side of Santa Fe Street.

Section 5. Interference with Public or Private Property. All poles placed within the City and all excavations or other construction in the streets, alleys or public places shall be so done as to interfere as little as possible with the use of streets, alleys and public places and with the use of private property, in accordance with any direction given by or under the authority of the City Council under the police and regulatory power of the City. Future installations by the

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Company shall not conflict with then existing gas pipes, water pipes, telephone lines or conduits, or sewers. Nothing herein shall be construed in any way to restrict or limit the Company’s right of eminent domain as to private property.

Section 6. Trimming Trees. The Company may trim trees upon and overhanging the streets, alleys, sidewalks and public places of the City so as to prevent the branches of such trees from coming in contact with the wires or cables of the Company. When so ordered by the City, such trimming shall be done under the supervision and direction of any City official to whom such duty may be delegated. The City Council may require pole lines that border on public parks to be relocated or removed to adjacent alleys. The City agrees to use its best efforts, while both designing and planting public areas, to coordinate with the Company to minimize the need for subsequent tree trimming and relocation and removal of lines.

Section 7. Wire Changes to Permit Moving of Structures. The Company on request of any person shall remove or raise or lower its wires temporarily to permit the moving of houses or other bulky structures. The expense of such temporary removal, raising or lowering of wires, shall be paid by the benefited party or parties, and the Company may require such payment in advance. The Company shall be given not less than ninety-six (96) hours advance notice to arrange for such temporary wire changes.

Section 8. Furnishing Service. The Company shall furnish service under fair rules and regulations (which rules and regulations shall be subject to supervision and control of the City Council) to any person, firm or corporation which shall demand service within the City, upon such terms and conditions as may be required by the City, and shall make connections therefor on demand without unreasonable delay; provided that the extension of service demanded is not prohibited by State or Federal law.

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The Company shall have the right to operate and control all meters, wires, appliances and appurtenances owned by the Company. In case of refusal or failure on the part of any customer to pay the Company proper charges for electricity consumed, or to observe reasonable rules and regulations established by the Company, the Company shall have the right to disconnect its service and wires to the premises of such customer and to remove all facilities furnished and owned by the Company.

Section 9. Other Utility Installations. The City reserves the right to install and permit to be installed, gas, water and other utility lines, and do and permit to be done, any work that may be deemed necessary or proper by the City Council in, across, over or under any street, alley, or public place occupied by the Company, and to change any curb or sidewalk or the grade of any street. In doing or permitting such work, the City shall not be liable to the Company for any damage so occasioned. Provided, however, the City shall not require the Company (except as provided in Section 3 herein) to move its lines entirely from any street, alley, or public place. If the City shall require the Company to adapt or conform its lines or in any way or manner to alter, relocate or change its property to enable any other corporation or person except the City to use with greater convenience such street, alley, or public place, the Company shall not be bound to make any such changes until such other corporation or person shall have undertaken with solvent bond to reimburse the Company for any loss and expense which will be caused by or arise out of such alteration, relocation or change of the Company property; provided, however, that the City shall never be liable for such reimbursement.

Section 10. Indemnification. The Company shall indemnify and save the City harmless from all claims, demands or causes of action against the City for injury to persons or property occasioned by or arising out of the construction, reconstruction, maintenance, repair or operation of its system or by the conduct of its business in the City.

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Section 11. Quality of System and Service. The Company shall construct, install and maintain its system with economical and up-to-date apparatus and equipment, in reasonable operating condition at all normal times. The service shall be sufficient to meet all reasonable demands without undue interruption or fluctuation, except when interrupted, prevented, or impaired by fires, strikes, riots, war, storms, floods, State or Federal restrictions, or other occurrences beyond the control of the Company, in any of which events the Company shall do all things reasonably within its power to restore normal, efficient and economical service.

Section 12. Reports; Rate Regulation. The City shall have the right to keep informed as to the construction, reconstruction, maintenance, repair and operation of the properties of the Company, and its accounting in connection therewith, as affect the rates charged and service rendered within the City, and to keep informed of the reasonableness of the Company’s rates. The Company will furnish such pertinent information as may from time to time be reasonably required by the City; and the original records of the Company shall be open to inspection by the City at any reasonable time.

Annually and no later than March 31 the Company will file with the City Clerk a detailed operating statement for the previous calendar year, showing income, expenditures, profit or loss, and rate of return, and the basis therefor.

The City shall have power to fix and regulate the electric rates and charges of the Company so far as not prohibited by law or the City Charter. The City shall have the power to enter into settlement agreements with the Company which may expand or limit the City’s rights under this Franchise.

If the Company applies to the City for an increase in its rates or charges, it shall furnish the City Council with all proof necessary for the Council to act advisedly and shall provide all facts, data and information demanded by the Council. When said application to increase rates or

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charges is made, the City Council may employ such engineers, accountants, attorneys and other special representatives (the “Consultants”) as the Council may deem necessary and appropriate to determine the reasonableness of the proposed rates and charges. The reasonable compensation paid to and expenses incurred by the Consultants related to the review of the proposed rates and charges shall be paid by the Company.

The Company will not resort to any court action with reference to the establishment or regulation of its rates, charges or service without first making application to the City Council and allowing reasonable time for full investigation and hearing.

If the City shall order a reduction in rates, and the courts shall sustain such rates as set by the City or shall approve any rate lower than the rate contended for by the Company, the rate sustained by the courts shall be retroactive to the date when the rate contended for by the City was first ordered by the City to go into effect, and any excess collected by the Company shall be refunded to the persons paying the same; and the Company shall pay all costs and expenses incurred by the City in preparing for and conducting any litigation relating to a reduction in rates, provided that such costs and expenses are determined to be reasonable by the courts in which said litigation is tried.

Section 13. Compensation. As full compensation to the City for the rights herein granted to the Company, the Company shall pay the following consideration:

(a) At or before the acceptance of this Franchise, the Company will pay the City Fifty Thousand Dollars ($50,000) and the cost of advertising this Ordinance (the “Acceptance Fee”).

(b) The Company will pay to the City on a quarterly basis during the life of this Franchise a street rental charge of three and one-quarter percent (3.25%) of the gross revenues the Company receives for the generation, transmission and distribution of electrical energy and other services within the City and four percent (4%) of BPL-related gross revenues within the

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City of El Paso (the “Street Rental Charge”). The Company shall pay the Street Rental Charge to the City by electronic funds transfer or by other means of immediately available funds within forty-five (45) days of the end of each calendar quarter (the “Payment Date”) with the first payment due November 14, 2005 for the sixty (60) days ending September 30, 2005. If the Street Rental Charge or any portion thereof is not paid on or before the Payment Date, the unpaid balance shall bear interest at a daily rate equivalent to the prime rate of interest as published by the Wall Street Journal for that date, plus one percent (1%) per annum from the Payment Date until the date such payment is made. If any payment shall be more than thirty (30) days late, the interest shall be paid at such prime rate plus three percent (3%) per annum.

(c) The Company will pay to the City, as a Supplemental Franchise Fee, those amounts calculated under Paragraph 1(d)(iii) of that certain Rate Agreement entered into by and between the Company and the City which was passed and approved by the City Council on July 12, 2005 and amounts to which the Company and the City agree from time to time.

The consideration set forth in paragraphs (a), (b) and (c) of this Section shall be in lieu of any other tax or charge, by whatever name called, for the privileges granted in this Franchise. The City will not assess against the Company any additional street rental charge, pole tax, inspection tax, charge for the occupancy of the places to which this Franchise relates under Section 1, or tax on this Franchise as property. This does not bar the City from assessing against the Company or its property ad valorem taxes levied on property, fees charged for the services of the Departments of Public Inspection or Engineering, excise taxes levied, or other taxes, fees and charges which are general and not compensation for the privileges herein granted. This does not relieve the Company of its obligation to pay any amount legally charged under state law or under Section 12 or other provisions of this Franchise or City ordinances now codified as Sections 15.04.070 through 15.04.110 of the El Paso Municipal Code.

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Should the City not have the legal power to agree that payment of the foregoing consideration shall be in lieu of any of the additional taxes or charges as above set forth, the City will apply so much of such payment as may be necessary to the satisfaction of the Company’s obligation to pay the additional tax or charge herein agreed to be waived.

The payment or rendition of the consideration provided in this Franchise shall not, except as otherwise provided herein, in any way limit any of the privileges or rights of the City which it may now or hereafter have under the Constitution and laws of Texas and the Charter of the City.

Section 14. Assignment.

(a) If the Company shall assign this Franchise to any other person or corporation (the “Assignee”) acquiring and duly authorized to acquire, own and operate the Company’s property and to carry on the Company’s business as then conducted, the Assignee shall execute and deliver to the City an agreement in writing to be bound by all of the Company’s obligations, liabilities and undertakings under this Franchise, the Assignee shall thereupon be deemed to be substituted for the Company, and the Company shall stand released from all obligations under this Franchise except such as have already accrued. If the Assignee fails to file such agreement within thirty (30) days after said assignment, this Franchise shall terminate.

(b) This grant shall not be assignable without the express consent of the governing body of the City. Said consent shall be evidenced by an ordinance that fully recites the terms and conditions, if any, upon which such consent is given. If the governing body does not grant said consent then this Agreement shall terminate. In the context of this Agreement, consent is required in the event of any merger or acquisition of the Company, sale of substantially all of the assets of the Company or change in control of the Company. A formal assignment of the Franchise is required subsequent to merger or acquisition. “Change in Control” is defined to mean the occurrence of any of the following : (i) the sale, lease, transfer, conveyance or other

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disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, or more than 50% of the voting stock of the Company, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company shall be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

Section 15. Forfeiture. After reasonable notice and opportunity to be heard, and a reasonable time for correcting any violation of this Franchise, the City Council may forfeit this Franchise if the Company fails to perform its obligations under this Franchise, maintain its property in good order or to furnish efficient public utility service at reasonable rates. If court proceedings are instituted to determine the legality of such forfeiture and the Company does not prevail, the Company will pay the reasonable expenses incurred by the City in connection with such litigation. If the Company does prevail, the City will pay the reasonable expenses incurred by the Company in connection with such litigation. In the absence of agreement between the City and the Company, the reasonableness of any litigation expenses pursuant to this Section will be determined by an appropriate court of law.

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The right to forfeit this Franchise shall be in addition to the penalties provided in Section 3.18 of the City Charter, and other penalties provided by law.

Section 16. Acceptance. This Franchise shall take effect if and only if: (a) It is passed and approved by the City Council; and (b) within thirty (30) days after this Franchise has been passed and approved by the City Council, the Company files with the City Clerk the receipt received from the City Cashier for its payment of the Acceptance Fee and the Company’s written acceptance of this Franchise. This Franchise shall then become effective August 2, 2005 whereupon the prior franchise granted September 12, 1995 and all rights and obligations created thereby shall terminate.

Section 17. Waiver of Application Process. The City Council finds that all relevant facts about the Company are known to the City Council and waives the application process required by Section 15.08.012 H. of the El Paso Municipal Code.

PASSED AND APPROVED this 12th day of July, 2005.

CITY OF EL PASO:
ATTEST:	/s/ John F. Cook
John F. Cook, Mayor

/s/ Richarda Duffy Momsen
Richarda Duffy Momsen, City Clerk

APPROVED AS TO FORM:	APPROVED AS TO CONTENT:

/s/ Jorge Villegas	/s/ William F. Studer Jr.
Jorge Villegas	William F. Studer, Jr.
Assistant City Attorney	Deputy City Manager
Financial Services

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ACCEPTANCE

The Franchise granted by the City of El Paso on July 12, 2005 is hereby accepted this 21 day of July, 2005.

EL PASO ELECTRIC COMPANY, GRANTEE

BY	/s/ Gary R. Hedrick
ITS	CEO and President

STATE OF TEXAS

COUNTY OF EL PASO

This instrument was acknowledged before me on this 21st day of July, 2005 by J.J. Jimenez.

[seal]

/s/ J.J. Jimenez
Notary Public, State of Texas

My commission expires: July 3, 2006

Received for filing this              day of                         , 2005.

Richarda Duffy Momsen, City Clerk

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